EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For further information contact:
Oryx Technology Corp.
Philip Micciche/Mitchel Underseth
(408) 979-2955


               ORYX TECHNOLOGYCOMPLETES $500,000 PRIVATE PLACEMENT

SAN JOSE, CA (November 12, 2001) -- Oryx Technology Corporation (Nasdaq: ORYX), a technology licensing and investment management company, today announced the completion of a private placement of 162,338 shares of its common stock at a purchase price of $3.08 per share, resulting in aggregate proceeds to Oryx Technology of $500,000. The investors also received warrants to purchase 37,975 additional shares of Oryx common stock at an exercise price of $5.925 per share.

The proceeds of the financing will be used by Oryx Ventures LLC as part of its recently announced $850,000 investment in its S2Technologies ("S2") portfolio company, an early-stage middleware and software tools development company. As a result of this transaction and Oryx's prior $250,000 bridge loan, Oryx's venture group will have an equity ownership in S2 in excess of 37% on a fully diluted basis. In addition, Oryx has the right to increase its investment in S2 through February 2002 up to an additional $900,000. This additional investment would give Oryx an equity ownership in S2 of approximately 48% on a fully diluted basis. Oryx is evaluating various financing alternatives to raise the additional investment funds.

"We believe the successful completion of this private placement represents both investor confidence in Oryx's business strategy as well as support for S2 Technologies' product development progress and market opportunity," said Phil Micciche, President and Chief Executive Officer of Oryx Technology. "This week, one of S2's OEM partners will begin beta testing of S2's STRIDE (TM) enabling technology for embedded systems. This marks the second beta test site for S2's technology and reflects the growing interest the company is receiving from leading OEMs. We are pleased that S2 is successfully meeting its business milestones, and our management will continue to work closely with the company to further its advancement."

The common stock and warrants sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.

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Oryx Company Profile

Headquartered in San Jose, California, Oryx Technology Corp. is a technology licensing and investment management company with a proprietary portfolio of high technology products in surge protection. Oryx also provides capital and management services to early-stage technology companies through its affiliate, Oryx Ventures, LLC. Oryx's common stock trades on the NASDAQ SmallCap Market under the symbol ORYX.

Forward-Looking Statements

Certain of the matters discussed in this release are forward-looking and involve a number of risks and uncertainties. Oryx's actual results could differ materially from those described for a variety of factors. Such factors could include, but are not limited to, those discussed in "Risk Factors" and
"Management's Discussion and Analysis" in Oryx's Form 10-KSB filed for the fiscal years ended February 29, 2000 and February 28, 2001, as well as those discussed elsewhere in other public filings made by Oryx with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: adverse changes in the specific markets for Oryx products, adverse business conditions, dependence on licensees of Oryx technology for the commercial success of new products, lack of success in technological advancement, management of cost controls and cash resources, need for additional financing and other factors.

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